Exhibit 99.1

Territorial Bancorp Inc.

Announces Results of Annual Meeting

Honolulu, Hawaii,  May 26, 2016 - Territorial Bancorp Inc., (NASDAQ:  TBNK) (the “Company”), headquartered in Honolulu, Hawaii, the holding company parent of Territorial Savings Bank, announces the results of its 2016 Annual Meeting of Stockholders held on May 26, 2016.

Two members of the Board of Directors, Kirk W. Caldwell and Francis E. Tanaka, were each elected to serve for a three-year term.  Stockholders also ratified the appointment of Moss Adams LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2016, approved the Company’s compensation of named executive officers on an advisory basis and approved the amendment of the Territorial Bancorp Inc. 2010 Equity Incentive Plan.

Territorial Savings Bank is a state chartered savings bank that was originally chartered in 1921 by the Territory of Hawaii.  Territorial Savings Bank conducts business from its headquarters in Honolulu, Hawaii and has 28 branch offices in the State of Hawaii.